RESTATED CERTIFICATE OF INCORPORATION

OF

CERAMICS PROCESS SYSTEMS CORPORATION,

a Delaware corporation

Incorporated April 13, 1987

Pursuant to Sections 242 and 245 of the General Corporation Laws of the State

of Delaware.

The undersigned, Clayton M. Christensen and Peter B. Tarr, are President and Secretary, respectively, of Ceramics Process Systems Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation "). The Corporation's Certificate of incorporation was initially filed in the Office of the Secretary of the State of Delaware on April 13, 1987. The undersigned, as President and Secretary, respectively, of the Corporation, do hereby certify that (a) the Board of Directors duly adopted a resolution pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware proposing this Restated Certificate of Incorporation which deletes from Article FIFTH the name and mailing address of the sole incorporator and which incorporates amendments: (i) eliminating from Article FOURTH all outstanding series of Preferred Stock from the authorized capital stock of the Corporation, and (ii) restating Article FIFTH in its entirety to require that all stockholder actions be taken at a meeting of stockholders rather than by written action, and declaring the adoption of said Restated Certificate of Incorporation to be advisable; and ( b) the stockholders of the Corporation duly approved this Restated Certificate of Incorporation by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to this Restated Certificate of Incorporation

FIRST. The name of the Corporation is: Ceramics Process Systems Corporation,

SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

To develop commercial ceramics production processes and to manufacture and market ceramics and related materials.

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware,

FOURTH. The total number of shares and the par value, if any, of each class of stock which the Corporation is authorized to issue is (i)15,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock")

The following is a description of the preferences, voting powers, qualifications, and special or relative rights or privileges as to each class of capital stock, and any series thereof, of the Corporation:

Section 1. Common Stock
 (a) Voting Rights. Except as otherwise provided for herein, the holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

(b)       Liquidation Rights. Subject to the prior and superior right, if any, of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive the remaining funds, if any. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

(c)       Dividends. Subject to the prior and superior right, if any, of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors.

Section 2. Preferred Stock

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

FIFTH. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provision of law, this Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least eighty percent (80%) of the votes which all the stockholders would be entitled to cast at any annual election of director or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. Election of directors need not be by written ballot.

2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH. Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be liable for any breach of fiduciary duty. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH. Indemnification Provisions.

Section 1. Actions, Suits or Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation or a Subsidiary of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation or a Subsidiary of the Corporation as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Indemnitee") , or by reason of any action alleged to have been taken or omitted such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation or a Subsidiary of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or a Subsidiary of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 5, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

Section 2. Actions or Suits by or in. the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation or a Subsidiary of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation or a Subsidiary of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation or a Subsidiary of the Corporation, unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action with prejudice or the settlement of an action without admission of liability, in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all costs, charges and expense (including attorneys' fees) actually and reasonably incurred by him. or on his behalf in connection therewith.

Section 4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must give to the Corporation notice in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to an action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to such Indemnitee, After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this paragraph. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled to assume the defense of any claim brought by or on behalf of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in (ii) above.

Section 5. Advances of Costs, Charges and Expenses. In the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation about which the Corporation receives notice under this Article, any costs, charges and expenses(including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such costs, charges and expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article.

Section 6. Procedure for Indemnification. Any indemnification or advancement of expenses pursuant to Sections l, 3 or 5 of this Article shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Sections 1 or 2 a determination is made within such 60—day period by the Board of Directors of the Corporation by a majority vote of a quorum of disinterested directors that such Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly direct that independent legal counsel shall determine, based on facts known to such counsel at such time, whether such Indemnitee met the applicable standard of conduct set forth in such paragraphs; and, in such event, indemnification shall be made to the Indemnitee unless within 60 days after receipt by the Corporation of the request by such Indemnitee for indemnification, such independent legal counsel in a written opinion determines that the Indemnitee has not met the applicable standard of conduct. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above. Such Indemnitee's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

Section 7. Subsequent Amendment. No amendment, termination or repeal of this Article or of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of, or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 8. Other Rights. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification tights and procedures different from those set forth herein. In addition, the Corporation, acting through its Board of Directors, may grant indemnification rights to other employees or agents of the Corporation and such rights may be equivalent to or greater or less than those set forth in this Article.

Section 9. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the costs, charges, expenses, judgments or fines actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such costs, charges, expenses, judgments or fines to which such Indemnitee is entitled.

Section 10. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law,

Section 11. Merger, Consolidation, etc. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, or if substantially all of the assets or stock of the Corporation is acquired by any other corporation, or in the event of any other similar reorganization involving the Corporation, the Board of Directors of the Corporation or the board of directors of any corporation assuming the obligations of the Corporation shall assume the obligations of the Corporation under this Article, with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger, consolidation, acquisition or reorganization.

Section 12. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any costs, charges, expenses (including attorneys' fees) , judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

Section 13. Definitions. Terms used herein and defined i r. Section 145(h) and Section 145 ( i ) of the Delaware General Corporation Law shall have the respective meanings assigned to such terms in such Section 145 (h) and Section 145 (i) .

Section 14. Subsequent Legislation. If the Delaware General Corporation Law is amended after adoption of this Article to further expand the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

NINTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH. The stockholder vote required to approve Business Combinations (hereinafter defined) shall be as set forth in this Article TENTH.

Section 1. Higher Vote for Business Combinations. In addition to any affirmative vote required by law, the By-Laws of the Corporation or this Certificate of Incorporation, and except as otherwise expressly provided in Section 3 of this Article TENTH:

(a)       Any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(b)       Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of all or a Substantial Part of the assets of the Corporation or any Subsidiary thereof; or

(c)       The issuance, exchange or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate Fair Market Value equal to or in excess of a Substantial Part of the assets of the Corporation; or

(d) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(e)       Any reclassification of securities ( including any reverse stock split) , or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(f) Any agreement, contract or other arrangement with an Interested Stockholder (or in which the Interested Stockholder has an interest other than proportionately as a stockholder) providing for any one or more of the actions specified in subsections (a) to (e) of this Section 1.

Any action specified in subsections (a) to (e) shall require the affirmative vote of the holders of at least eighty percent (80%) of the votes which all stockholders would be entitled to cast at any annual election of Directors (the "Voting Stock"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

Section 2. Definition of "Business Combination". The term "Business Combination" as used in this Article TENTH shall mean any transaction which is referred to in any one or more of subsections (a) through (f) of Section l.

Section 3. When Higher Vote Is Not Required. The provisions of Section 1 of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of this Certificate of Incorporation or the By-Laws, if the condition specified in either of the following subsections (a) or (b) are met:

(a)	Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors.

(b) Price and Procedure Requirements. All of the following eight conditions shall have been met:

(i) The transaction constituting the Business Combination shall provide that the holders of Common Stock receive, in exchange for their stock, per share consideration (consisting of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash) at least equal to the highest of the following:

A. If applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of shares of Common Stock which were acquired (1) within the two—year period immediately prior to the initial day in which public trading of the Common Stock occurs following the first public announcement of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; or

B.       The Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher.

All per share prices shall be adjusted to reflect fairly any intervening stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar event affecting the Common Stock.

(ii) If the transaction constituting the Business Combination shall also provide that the holders of any class of outstanding Voting Stock, other than Common Stock, if any, are to receive consideration in exchange for their stock, the per share consideration (consisting of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash) shall be at least equal to the highest of the following ( it being intended that the requirements of this subsection (b) (ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder beneficially owns any shares of a particular class of Voting Stock) :

A. If applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class of the beneficial ownership of which it acquired (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;
B. If applicable, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event; or

C. The Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

All per share prices shall be adjusted to reflect fairly any intervening stock split, reverse stock split, stock dividends, recapitalization, reorganization or similar event affecting the Common Stock or any class of Voting Stock,

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class of Voting Stock. If the Interested Stockholder beneficially owns shares of any class of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock beneficially owned by it prior to the Announcement Date.

(iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (A) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date- -11 -therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; and (B) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split ) recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors.

(v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed by the Interested Stockholder to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions) .

(vii)       Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Disinterested Directors.

(viii)       After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination, such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock.

Section 4, Certain Definitions. For the purposes of this Article TENTH:

(a)       The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock of the Corporation,

(b)       The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

(i) Is at such time the beneficial owner, directly or indirectly, of shares of the Corporation having more than ten per cent (10%) of the voting power of the then outstanding Voting Stock; or

(ii) At any time within the two-year period immediately prior to such time (but in no event shall such period extend prior to March 26, 1987) was the beneficial owner, directly or indirectly, of shares of the Corporation having more than ten per cent (10%) of the voting power of the then outstanding Voting Stock, or

(iii) Is at any time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within- the two-year period immediately prior to such time beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933

(c) A person shall be a "beneficial owner" of any shares of Voting Stock: (i) Which are beneficially owned, directly or indirectly, by such person or any of its Affiliates or Associates;

(ii) Which such person or any of its Affiliates or Associates has (A) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(d)       For the purposes of determining whether a person is an Interested Stockholder pursuant to subsection 4 (b) , the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Stockholder through application of subsection 4 ( c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of cc r. version rights, exchange rights, warrants or options or caner wise.

(e)       "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 26, 1987 (the term registrant in said Rule 12b-2 meaning, in this case, the Corporation).

(f)       "Beneficially owned" shall have the meaning ascribed to such term in Rule 13d—3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 26, 1987.

(g) "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a representative of, the Interested Stockholder and was a member of the Board of Directors on March 26, 1987 or prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with, and not a representative of, the Interested Stockholder and is recommended or elected to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors.

(h) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing sale price or the highest closing bid quotation, respectively, with respect to a share of such stock during the 30-day period preceding the date in question on the National Market System or the National Association of Securities Dealers, Inc. Automated Quotations System, as the case may be, or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(i) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly. or indirectly, by the Corporation.

(j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash " as used in subsection 3 (b) of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such Shares.

(k)       "Substantial Part" of the Corporation shall mean more than ten per cent (10%) of the fair market value of the total assets of the Corporation as of the end of its most recent fiscal quarter ending prior to the time the determination is made,

Section 5. Power of the Board of Directors. The Disinterested Directors shall have the power and duty to determine for purposes of this Article TENTH, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article TENTH, including, without 1 irritation, (a) whether a person is an Interested Stockholder, ( b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the requirements of subsection 3 (b) have been met with respect to any Business Combination and (e) whether the assets which are the subject of any Business Combination equal or exceed, or whether the consideration to •be received from the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination equals or exceeds, a Substantial Part of the assets of the Corporation. Any such determination made in good faith shall be binding and conclusive.

Section 6. No Effect on Fiduciary Obligation. Nothing contained in this Article TENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 7. Consideration. Consideration for shares to be paid to any stockholder pursuant to this Article TENTH shall be the minimum consideration payable to the stockholder and shall not limit a stockholder's right under any provision of law or otherwise to receive greater consideration for any shares of the Corporation,

Section 8. Fiduciary Duty of Directors. The fact that any Business Combination complies with the provisions of Section 3 of this Article TENTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors or any member thereof with respect to evaluations of or actions and responses taken with respect to such Business Combination,

Section 9. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least eighty percent (80%) of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

ELEVENTH. Notwithstanding any other provisions of law, the Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least eighty percent (80%) of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, Articles SEVENTH, EIGHTH, TENTH and ELEVENTH. Except as otherwise provided herein, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute (subject to the requirements of Article ELEVENTH of this Certificate of Incorporation), and all rights conferred upon stockholders herein are granted subject to this reservation.

EXECUTED at Boston, Massachusetts, as of the 23rd day of July,1987.

/s/ Clayton M. Christensen

Clayton M. Christensen

President

/s/ Peter B. Tarr

ATTEST: Peter B. Tarr, Secretary

CERAMICS PROCESS SYSTEMS CORPORATION

Certificate of Secretary

The undersigned, the duly qualified and elected Secretary of Ceramics Process Systems Corporation, a Delaware corporation (the "Company"), does hereby certify that attached to this Certificate as EXHIBIT A is a true, correct and complete copy of the Restated Certificate of Incorporation of the Company as in effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto affixed my signature and the seal of the Company on this 9th day of November 1988.

(Corporate Seal)

/s/Peter B. Tarr

Peter B. Tarr

Secretary